Exhibit 99.1

Annaly Capital Management, Inc. Announces Completion of Management Internalization and

Senior Leadership Changes

Glenn A. Votek to Retire as Senior Advisor and Remain a Director

Steven F. Campbell Appointed Chief Operating Officer

July 1, 2020

NEW YORK — (BUSINESS WIRE) — Annaly Capital Management, Inc. (NYSE: NLY) (“Annaly” or the “Company”) today announced that it has completed the acquisition of its external manager, Annaly Management Company LLC (the “Manager”), finalizing its transition from an externally-managed REIT to an internally-managed REIT (the “Internalization”). The Company acquired the equity interests of the Manager and its affiliates for a nominal cash purchase price ($1.00) and acquired all assets and liabilities of the Manager, which were immaterial. Pursuant to the Internalization Agreement, dated as of February 12, 2020, the Company did not pay any termination fees that would otherwise be payable in connection with the termination of the Management Agreement.

Following the closing of the Internalization, Glenn A. Votek will retire from his role as Senior Advisor on August 31, 2020, but will continue to serve as a member of the Company’s Board of Directors. Mr. Votek joined Annaly in 2013 and previously served as the Company’s Chief Financial Officer and Interim Chief Executive Officer. Additionally, effective immediately, Steven F. Campbell was appointed as the Company’s Chief Operating Officer. Mr. Campbell joined the Company in April 2015 and was most recently serving as the Head of Business Operations where he worked across all business teams and functions to ensure smooth operations of investment processes and execution of corporate initiatives. As Chief Operating Officer, Mr. Campbell will work closely with the executive team to help oversee Annaly’s overall operations and risk management function.

“We are excited to announce the closing of this transaction, which represents another step forward in our commitment to strengthen Annaly’s corporate governance practices,” said David Finkelstein, Annaly’s Chief Executive Officer and Chief Investment Officer. “The Internalization reflects our strong alignment with our shareholders and I am confident that our new structure and leadership changes will afford the Company more latitude to create long-term value. Both Glenn and Steve have been instrumental to the Company’s continued growth and transformation in recent years, and the Company will benefit immensely from Steve’s new role as Chief Operating Officer and Glenn’s continuing service on our Board as we embark on being an internalized company.”

About Annaly

Annaly is a leading diversified capital manager that invests in and finances residential and commercial assets. Annaly’s principal business objective is to generate net income for distribution to its stockholders and to optimize its returns through prudent management of its diversified investment strategies. Annaly is internally managed and has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Additional information on the company can be found at www.annaly.com.

Forward-Looking Statements

This news release contains certain forward-looking statements, which reflect management’s expectations regarding future events and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the risks that are set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law.

Investor Contact

Annaly Capital Management, Inc.

Investor Relations

1-888-8Annaly

investor@annaly.com

Media Contact

Brunswick Group

Alex Yankus

212-333-3810

ANNALY@brunswickgroup.com